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                                                                    EXHIBIT 99.2


                                  CONTACT:      William Bull or Russell Wall
                                                Summit Holding Southeast
                                                (941) 665-6060

                                                Glenn A. Greenberg
                                                Liberty Mutual Group
                                                (617) 574-5874

                                  DATE:         June 30, 1998


                 SUMMIT HOLDING SOUTHEAST INC. TO BE ACQUIRED BY
                        BOSTON-BASED LIBERTY MUTUAL GROUP

       LAKELAND, Fla. -- Summit Holding Southeast, Inc. (Nasdaq: SHSE) today announced it has signed an agreement to be acquired by Boston-based Liberty Mutual Group. According to Summit's Chief Executive Officer William B. Bull, complete ownership of all operating entities of the holding company will be transferred to Liberty Mutual.

       Pursuant to the terms of the agreement, Liberty Mutual will pay $33.00 for each of approximately 5.8 million outstanding shares of Summit's common stock. In addition, upon consummation of the transaction, the outstanding shares of Series A Preferred Stock of Summit will be redeemed. The acquisition is subject to the approval of Summit Holding Southeast stockholders, the Securities and Exchange Commission, the Department of Justice and the Florida Department of Insurance. It is expected to be finalized during the third quarter of 1998. Once completed, Summit will become a wholly owned subsidiary of Liberty Mutual, and will be included in the Liberty Mutual pool, which is currently rated "A+," Superior by the A.M. Best Company.

       Summit Holding Southeast provides a variety of managed care workers compensation products and services to employers and self-insured groups, including the Florida Retail Federation Self-Insurance Fund, the largest self-insurance fund in Florida. Including the self-insurance funds, Summit is the third-largest workers compensation carrier in Florida, representing approximately 7 percent of the state market. Total annualized premiums under management were more than $202 million, as of March 31, 1998. Summit and its subsidiaries have 437 employees, and distribute products and



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services to more than 18,000 customers through a network of more than 1,800 independent agencies.

       Summit was formed in November 1996 as the holding company for its administrative and insurance subsidiaries. Its primary administrative subsidiaries include Summit Consulting, Inc., the Company's original business unit formed in 1977, which administers three state-wide retail association self-insurance funds in Florida, Louisiana and Kentucky; and TurnKey Resources, Inc., a Clearwater, Fla. based service company that provides consulting services to Summit's independent agents. Additional administrative subsidiaries provide claims management, loss control services and managed care services. Summit's two insurance subsidiaries, Bridgefield Employers and Bridgefield Casualty Insurance Companies, provide workers compensation insurance for Florida businesses, primarily in the construction, manufacturing, wholesale, retail and service industries.

       "This merger will be a win-win for both companies," said Mr. Bull. "It will provide Liberty Mutual a quality operation in Florida, dedicated to the agent community, while giving Summit the financial strength to secure its future. There are no plans to change Summit's method of operating which has proven so successful over the past 20 years, and I look forward to leading Summit under its new ownership."

       Edmund F. Kelly, president and chief executive officer of Liberty Mutual Group, said, "We are very pleased to have Summit join the Liberty Mutual Group. Summit's reputation for high quality service, its knowledge of the Florida marketplace, its exceptional management team, and the strength of its agency and brokerage distribution system position it well for continued success.

       "As part of the Liberty Mutual Group, Summit's management and employees will have the autonomy and responsibility to enlarge and strengthen Summit's franchise in the Florida commercial market," Mr. Kelly added. "Liberty Mutual will provide the capital base and other resources to enable Summit to carry out its mission."

       Boston-based Liberty Mutual Group is a diversified financial services company with more than $45 billion in consolidated assets and $51 billion in assets under management. With $10 billion in consolidated revenue, it ranks 132nd among Fortune 500 companies. Liberty Mutual is one of the largest multi-line insurers in the property and casualty field and has been the leading provider of workers compensation insurance, programs and services in the United States for more than 60 years. The company employs 29,000 people in more than 5000 offices throughout the world.




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